LAS VEGAS SANDS, INC.
1ST QUARTER 2004 EARNINGS CALL
Leader, William Weidner
ID #691494404/27/04

Date of Transcription: April 28, 2004

Latangi:	Good afternoon. My name is Latangi, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Las Vegas Sands First Quarter 2004 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press *1 on your telephone keypad. If you would like to withdraw your question, press the # key. I would now like to turn the conference over to Bill Weidner, President and COO of Las Vegas Sands, Inc. Please go ahead, sir.

Bill Weidner:	Thank you, Latangi, and welcome. I have been introduced. I would like to my fellows here from LVSI and The Venetian that are attending our conference call today. I have Brad Stone, Executive Vice President of LVSI; Bob Goldstein here with me, President of The Venetian; and Harry Miltenberger who is Vice President of Finance with Las Vegas Sands, Inc.

We have kind of retrogressed technologically here. I apologize for that briefly. We had one run of Web castings before; we weren’t necessarily happy with the quality of those Web castings. We were going to make some technological improvements here; however, most of our technological team is over in China now trying to help us get ready to put together wiring and preparing for a very high tech casino to open in just a matter of days. Anyway, with that, we’ll get on with our conference call today.

I would also remind you that, as we conduct the call, various remarks that we make about future expectations, plans, and prospects constitute forward-looking statements for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act. It is possible that our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those identified in our annual report filed on Form 10-K and 10-Q.

And, with that, I’d like to discuss briefly here what happened in our quarter and what’s going on with our Company here. As relayed in our press release, we are delighted to report that our Venetian has set the record for the single property quarterly EBITDAR in the history of Las Vegas. We’re extraordinarily proud of that fact. In addition, for the last trailing nine months – that is since the opening of our Venezia Tower in June of ‘03 – we have been #1 in Las Vegas in terms of producing cash flow as far as measure by EBITDAR. I’d like to offer congratulations to our team for what is really a magnificent effort.

I want to talk just briefly, and Brad will talk much more in depth, about Las Vegas itself because Las Vegas, from what we can see, is literally on fire. Group business is extraordinarily strong. The FIT business is strong. Casino demand is strong. Shopping, dining, etc. It is certainly a robust Las Vegas economy. As I say, Brad will be more in depth in terms of discussing Las Vegas overall. But we’re delighted to be here. We’re delighted with our forward bookings of advance business. And Las Vegas is extraordinarily strong.

We announced in the second quarter the sale of our Grand Canal Shoppes Mall to General Growth Properties for $766 million. After repaying the debt and paying taxes, approximately $560 million will come net to us. That should be closed in the next 20 days on May 17. That transaction also presold the mall to be built in our Phase II property – that working title is called the Palazzo – based on a formula, on a multiple of mall net operating income. It was an extraordinary transaction with a historically low cap rate and a high multiple. It was one of those few times I think in life when you can actually sell an asset and actually keep the value of it because the Grand Canal Shoppes are an attraction primarily for us as far as a foot traffic generator, ended up being an extraordinarily profitable business and one that we were able to sell at a very I’d say lucrative multiple.

We still believe there is upside for our purchaser, General Growth Properties, in the re-merchandising of the current mall and then the merchandising of our mall expansion. Obviously, the second phase of our property connects directly to Wynn Resort. We see and they see the upside of developing that kind of a mall attraction in that favorable location.

As it relates to the Phase II of our development here, The Palazzo, we will be before planning agencies very shortly for approvals on that Phase II. Phase II here that we call The Palazzo encompasses some 3,000 suites, which will make the total suite count here between the properties at over 7,200. We’re contemplating about 1.4 million square feet of exhibition and meeting space, bringing the total space here to well over 3 million square feet; a half million square feet of mall to bring total mall space to a million square feet; expansion of Canyon Ranch, some 35 restaurants, three 1,700-seat showrooms. I mean, a mega facility like no one has ever seen. We think that that property represents a terrific upside potential to expanding our footprint here in this very robust Las Vegas market.

We are days away from opening our first property in Macao, the Sands Macao. As I say, it opens in a matter of days – somewhere between the May 10 and May 18 dates. The 10th, the 12th, and the 18th are appropriately auspicious dates on the Chinese calendar. One of those days will be selected as our formal opening. We’ll be doing some play days and we’ll be doing some live days to practice before we actually open, but that is the range of opening dates that we would expect to announce by sometime next week. We’ll open a spectacular main gaming floor with 275 table games, 188-foot-high ceilings. It’s very high tech, very modern looking. It has a number of plasma screens and very large TVs. How large is that main TV screen?

Brad Stone:	It's 72' x 24'.

Bill Weidner:	It is a very, very exciting casino floor. We’ll be opening a Dai Pai Dong night market noodle restaurant with dumplings, with Asian fast food, 800-seat Asian buffet, a couple of hundred seats of Asian coffee shop – or tea shop, as they call it. Ninety days after the initial opening, we will open our first Paiza Club. Paiza was the Marco Polo golden pass to the Great Khan’s Chinese Empire. We’re developing that as our brand, if you will, against the high-end play. We’ll be opening 42 table games, private salons, a private day spa and club, 51 suites of up to 8,500 square feet, four destination restaurants, a 700-seat showroom, a bus terminal with the capacity of 42,000 passengers a day, three additional fast food outlets, over 1 million square feet of casino, entertainment, and dining, again with 51 suites connected to a private Paiza Club for the high end of the market. Again, that should be opening in just a matter of days.

Statistics coming out of Macao are pretty extraordinary. The first quarter gaming win was $1.5 billion, up 33.7% over first quarter of ‘03. The SARS effect did not take place until the second and third quarter, so the year-on-year comparisons are very similar with a growth, as I say, of 33.7%. The gaming win in ‘03 in Macao was up 29.5% over ‘02, despite the SARS effects in second and third quarter. January and February visitor count was up 20% an almost 60% increase of visits from the PRC from Mainland China. And, as of May 1, the individual visits scheme which was started second quarter ‘03 which allows for the first time since that second quarter of ‘03 that PRC residents – Mainland Chinese residents – can travel directly to Macao without advanced visa requirements. As of May 1, seven more cities in Guangdong Province – bringing all of Guangdong Province into that program. We’ll join Beijing and Shanghai. And then, as of July 1, 43 million additional Chinese in the nine wealthiest cities in the three contiguous provinces to Guangdong Province will then bring that total program to a total of 150 million Chinese allowed to travel directly. Now that’s an increase of 75 million from those currently in the program.

As far as our additional developments there, The Venetian Macao, in an area we call the Cotai District of approximately a 600-acre development in the Cotai District. The Venetian Macao, those 120 acres, we have opened the bid for the site work there. We’ve signed heads of agreements for five additional hotel brands to add to the Venetian brand for sites on what we call the Cotai Strip. Those are signed and we’re working on that to develop that actively. I would point out that overnight visitor demand from the mainland was up over 20% for January and February; so we see hotel demand; we see day visit demand, as continuing very robustly.

Based on what we see and based on our forecast and based on the demand that we see in Macao, we believe we can finance out of cash flow and expansion of our current financing whatever is required to accomplish what we want to acquire in the ongoing developments of Destination resorts in Macao.

Needless to say, we’re excited about that Macao potential for Macao itself, but we’re also positioning Las Vegas Venetian to take advantage of our presence in China. Here in Las Vegas for the new Chinese high-end business that we will generate from the Macao market itself, in that regard we’ve almost doubled the size of the capacity of our Baccarat pit. It has an Asian modern feel with Asian massage, fine teas, etc. We’re developing five 8,000 square foot megasuites, again in an Asian modern kind of sense and feel. A Las Vegas Paiza Club with private club, gourmet Chinese dining, private gaming on the 36th floor of The Venetian itself. We’ll be refreshing our presidential suites and we’ll be doing a complete makeover of 18 of our large penthouse suites. So we’re prepared for this fall’s anticipated Macao-driven increase in Chinese business.

I would also mention that during the second quarter, we announced that two deals in the U.K.: one with the Glasgow Rangers football club; that is soccer for we American folks here – as part of their Ibrox Stadium regeneration project; and we also announced a deal with Sheffield United football club and their Brahma Lane regeneration project. We are negotiating several others as of now and they’re all contingent upon passage of satisfactory enabling legislation currently pending before Parliament and upon planning approvals for those developments.

I would add that you may have heard of The Venetian mentioned as being involved in Nebraska. We worked with the Nebraska legislature to help pass a bill that would authorize the approval of two casinos in that state and also allow gaming on Indian reservations. Approval of that authorization will be on a state-wide ballot this fall.

We had a historic first quarter. Las Vegas continues to be extraordinarily strong. Our group bookings forward calendar is robust. We look forward to further improvements in The Venetian, including our Chinese Paiza Club, our high-end suites, two 1,700-seat theater venues. They’re all in the works. All indicators bode well for The Venetian Las Vegas. And what is immediately in front of us is the opening of the Macao Phase I, the Sands Macao; constructing Las Vegas Phase II, The Palazzo; constructing Macao Phase II, The Venetian; and the Cotai Strip there in Macao.

With a mall sale liquidity event, we’re poised to take the Company to the next level. We want to significantly expand our presence in Las Vegas, diversify our earnings sources into the highest potential gaming market that we know of in China while remaining active in seeking other opportunities as they present themselves.

With that overview of the quarter and kind of where the Company is going, I will turn it over now to Brad Stone to talk about the quarter itself in more detail. Brad?

Brad Stone:	Thank you, Bill. Good afternoon and good morning, everyone. As Bill mentioned, we did have a record first quarter. We are in the #1 position in terms of producing EBITDAR in Las Vegas since the opening of Venezia nine months ago. I think it’s also important to note that if you look at the last 12 months, we’re right on the $300 million mark of EBITDAR. And, with the second quarter ahead of us, I think we’ll look at an even stronger last 12 months.

Just to go over some of the statistics, obviously the rooms business has been robust here in Las Vegas. We shared in that. Our rooms revenue was $85.4 million vs. $57.5 the prior year, an increase of 48.5%. Again, we added roughly 33% capacity with the opening of Venezia Tower last July. So despite 33% capacity, we increased revenues 48%. Occupancy was 98.9% vs. 97.4%. ADR showed some nice growth. We’re at $235 ADR for the quarter vs. $217 the prior year, an increase of $18 or 8.6%. And our RevPar this year was $233 vs. $211 a year ago.

Bill mentioned the strength in the group rooms. Group room nights were up 56% on a year-to-year basis with a slight increase in ADR, and, again, that’s despite the additional capacity of convention and trade show products here in Las Vegas.

FIT showed some good strength. We’re up 20.7%. And what’s interesting is the rate was up to $285 in this segment vs. $236 last year, an increase of $49 per night in the FIT segment.

Since Venezia opened, our revenues in the room side have been $222.9 million vs. $155.2 million or an increase of 44%. Occupancy has been running at slightly over 96% vs. 98.4% for the nine months prior to Venezia opening. And ADR, despite the addition of the rooms capacity, has grown from $198 to $210 since Venezia opened an increase of 6.3%.

Turning to the casino, business in the casino was strong. I think in the last conference call we talked about the fact that December wasn’t quite as strong as we expected because of the fact that you had a compression of Chinese New Year being so close to the end of the year, and we said we thought it would rebound in the first quarter. It did. Table drop showed a growth of 17.5%. We were at $259.5 million vs. $220.8 million. We held favorably in the first quarter; we held 28% vs. 24% the prior year. That yielded revenues of $72.8 million vs. $53.1 million in table revenue, an increase of $19.7 million or roughly 37%.

Slots also did well in the first quarter. In the first quarter we generated slot revenue of $31.3 million vs. $26.6 million, an increase of 17.4%. For the nine months since Venezia opened, we have experienced $98.2 million in slot wins vs. $78.7 million, an increase of approximately 25%.

One thing we are seeing on the slots side is kind of predictable. As we opened Venezia, we expected more mass-type business. Our high-end slot business was going to be there. We are seeing an increase in our hold percentage as we believe the mix of business if shifting somewhat and being more concentrated on the more mass games as we’ve increased foot traffic to the property as well as fill the additional rooms with typical players and not necessarily the high-end slots customers.

Food and beverage revenue is another area where we continue to show good growth. Besides adding a thousand rooms/suites in July, we added additional meeting space. Food and beverage revenue for the quarter was $33.5 million vs. $20.1 million, an increase of $13.4 million or almost 67%. The banquet business, which is the primary beneficiary of the meeting space addition obviously, ran at $22.9 million vs. $12.7 million, an increase of $10.2 million or an 80% increase in banquet revenue. Of course, banquet revenue runs at significantly high margins.

Since Venezia opened, our food and beverage has been $75.5 million vs. $50.9 million, an increase of $24.6 million or 48%. And, again, a similar story with banquets. Banquets revenue is $48.4 million since Venezia opened vs. $30.6 million, an increase of $17.8 million or 58%.

The addition of guest rooms, the addition of the lower-end slots product, and the addition of some high-margin food and beverage particularly on the banquet side has helped our margins improve. Our margins on an EBITDAR basis for the quarter were 47.1% vs. 40.1%. So very good operating margin in terms of the way the product is producing and, again, taking advantage of the very efficient Venezia expansion that took place in July of last year.

That’s the results from Las Vegas, and I’ll turn it back over to Bill.

Bill Weidner:	Thanks, Brad. With that, I think we can open it generally to questions overall. If anybody has any questions, we are all here to answer them. We have been joined by our Chairman, Sheldon Adelson. So we have Sheldon and myself, Brad Stone, Bob Goldstein, and Harry Miltenberger and we're ready here to answer any questions that you may have.

Latangi:	At this time, I would like to remind everyone in order to ask a question, please press *1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Jay Cogan with Bank of America.

Jay Cogan:	Good morning, everybody. Jay Cogan here at B of A. I’ve got a couple of questions for you, Bill, and maybe Sheldon. You said in your comments that you guys with the mall liquidity event are poised to take the Company to the next level. I was wondering if maybe you can – obviously, you have a lot of stuff going on and a lot of growth ahead of you – I was wondering if you can maybe talk about what that means let’s say beyond what’s already been announced, where you might have some interest? And also I was wondering if you could talk a little bit more about the U.K. and your thoughts on the timing and scale of such reforms and how it may or may not impact what you’ve announced and what you’re looking at going forward?

Bill Weidner:	That which we have immediately in front of us I think we have, as far as the Macao expansion process and what we’re doing here in Las Vegas, I think it’s fairly clear the direction that we can take out of our current resources, particularly with the mall sale event. As it relates to the U.K. and other opportunities, they’re much further down the line than what is immediately in front of us. And as far as, for example, the U.K., by the time the legislation is passed, by the time the regulations are produced, I think it’s at least a couple of years down the line before we begin to address any significant investments there. And it’s far from I guess you’d say certain that the legislation actually passes or passes in a form that will allow significant investment there in the U.K. So school is still out. Best case, let’s say everything lines up – the moon and the stars, etc. – it’s a couple of years before any significant investment is made. Worst case, the legislation doesn’t pass and/or it’s not done in a form that would allow for the kinds of investment that we’d be interested in making. So that’s kind of a long-winded way. Anything to add, Sheldon? Any thoughts?

Sheldon Adelson:	The possibility of expansion in the U.K. is something that we’re diligently pursuing. But, as Bill said, it depends upon the extent of liberalization of the existing gaming laws. There has been a lot of talk and recommendations. It’s still a moving target. However, if it does go the way that we hope it will, we, as well as other operators in the industry, are very enthusiastically looking at those prospects and we see the possibility of anywhere from five to 20 different opportunities; however, that solely depends upon the extent of liberalization.

As far as Macao is concerned, the development of the Strip is the most exciting project that anybody’s ever undertaken. We are literally creating a city over there and I’m proud to say that we believe we have beyond what we have signed, there’s a line of hotel operators that want to participate with us whereby we get the casino and the showroom in each of the hotels. And it’s kind of like driving up and down the strip here in Las Vegas and seeing a bunch of hotels with casinos. The hotels in that case would be owned by different hotel companies and the casinos would all be owned by one company, and that’s us.

So I think your question was something like, “What’s our next step”? And I don’t think it was on the development side. Are you referring to whether or not we’re going to be going public?

Jay Cogan:	No, actually I wasn’t referring to that. I’m obviously interesting in talking about that. I guess what I was thinking about is given the cash flow that you’re generating right now at The Venetian, the expectations for Macao, the liquidity event at the mall, etc., I guess what I’m wondering is are your growth prospects beyond what’s been announced going to be, do you think, primarily green field opportunities or are you looking possibly at some M&A opportunities within the space that would also maybe accelerate the growth and diversify your cash flows, etc.? I’m just trying to get a sense for where you think you might be taking the Company over the next couple of years given the comments of this being an opportunity to, as Bill had said in his comments, take the Company to the next level.

Sheldon Adelson:	The opportunity for M&A is not something that we put on priority one; however, we will not pass up a good opportunity provided we can enhance – there are different ways to build equity, which is our objective. We either create equity or we de-lever, or a combination of all that. To the extent that an M&A opportunity present itself, we’re certainly going to look at that. We’re not closing that out. But our specialty is to create equity by developing.

Bill Weidner:	I guess the point is, Jay, look what’s in front of us. Look at what’s happened with Las Vegas – the explosive growth of Las Vegas. And, fortunately, we have a wonderful piece of property between us and Wynn, so I don’t see where there’s a better opportunity than that. And then you look at Macao. And between those two opportunities, I don’t know that there are any better opportunities –M&A or any other thing notwithstanding. So we’re fortunate to have those right immediately in front of us.

Jay Cogan:	Understood. Thanks.

Latangi:	Your next question comes from the line of Larry Klatzkin with Jeffries & Company.

Larry:	That's a new spin on my name. Hey, guys. It's Larry Klatzkin. A couple of things. One, as far as the casino, Sheldon, any chance you're going to tie into the monorail with your second property?

Sheldon Adelson:	The theory about the monorail is that which bringeth also taketh away.

Larry:	I understand.

Latangi:	If you would like to ask a question, please press *1 on your telephone keypad.

Sheldon Adelson:	Repeat your question, please.

Larry:	Yeah, let's try another question here. Do you guys - the way Macao works - do you have to run all the gaming facilities in all the properties, or can people who are putting properties on your plots run their own casinos?

Sheldon Adelson:	Well, we were fortunate that we won the concession. It is our vision to develop a strip, and the cooperation with the government says that we can, at least for the first phase of it, with eight lots.

Larry:	Okay. But you said you signed five companies; are those hotel companies or are there some gaming companies included in that?

Sheldon Adelson:	Oh, no. They’re all hotel companies. The theory is for the hotel companies to use their human and financial resources to build the hotels, 1,500 units to begin with. For another 1,500, which will be triggered by the achievement of a certain ADR and occupancy level. However, they have to lease space within their facility for our casino and a showroom.

Larry:	Okay, good.

Sheldon Adelson:	It makes it waddle and quack like a Las Vegas mega resort.

Larry:	Okay. And I guess the other thing is - are you guys looking at any possible Indian contracts? Are you examining that side of the coin as far as future projects?

Sheldon Adelson:	There's no major project right at this time; however, we've been approached by a number of people. Larry, are you there?

Latangi:	He has disconnected, sir.

Sheldon Adelson:	Okay.

Latangi:	If you would like to ask a question, please press *1 on your telephone keypad. At this time, there are no questions.

Bill Weidner:	All right. Well, thank you very much for attending our first quarter conference call. We look forward to other quarters – hopefully record-setting quarters –but we appreciate your time and attention today. And we look forward to again reporting results similar to this in the future. Thanks for your attention. Have a good day.

Latangi:	This concludes today's conference call. You may now disconnect.